Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Hudson Highland Group, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-4 (No. 333-119563) and Form S-8 (Nos. 333-104209, 333-104210, 333-104212, 333-117005, 333-117006, 333-126915, 333-161170, and 333-161171) of Hudson Highland Group, Inc. of our report dated March 3, 2009, except for Note 3 which is as of December 9, 2009, with respect to the consolidated balance sheet of Hudson Highland Group, Inc. as of December 31, 2008, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year then ended, and the related financial statement schedule, which report appears in this Form 8-K dated December 9, 2009, of Hudson Highland Group, Inc.

/s/ KPMG LLP

New York, New York
December 9, 2009